EXHIBIT 10.20

ACUCELA INC.
SEVERANCE AND CHANGE IN EFFECTIVE CONTROL AGREEMENT
This Severance and Change in Effective Control Agreement (this “Agreement”) is entered into as of March 24, 2015 (the “Effective Date”) by and between              (the “Employee”) and Acucela Inc., a Washington corporation (the “Company”). Capitalized terms shall have the meanings set forth in Section 4 of, or as defined throughout, this Agreement.
1.TERM OF AGREEMENT.
This Agreement shall terminate the earlier of:
(a) December 31, 2015 (the “Expiration Date”), if such date occurs prior to a Change in Effective Control; and
(b) the date the Employee’s employment with the Company terminates, if such termination occurs prior to the earlier of the Expiration Date or a Qualifying Change in Effective Control.
Notwithstanding the foregoing, if a Change in Effective Control occurs within the period commencing on the Effective Date and ending on December 31, 2015 (a “Qualifying Change in Effective Control”), and Employee remains employed with the Company through such Qualifying Change in Effective Control, then this Agreement shall remain in effect through the earlier of (i) the date the Company has met all of its obligations under this Agreement following the Employee’s Qualifying Termination or (ii) the day immediately following the six (6) month anniversary of the date of such Qualifying Change in Effective Control, if no Qualifying Termination has occurred by such anniversary date.
2.    SEVERANCE AND EQUITY ACCELERATION BENEFIT.
(a)    Qualifying Termination.
(i)    Severance Payments.    In the event of the Employee’s Qualifying Termination, the Company shall pay the Employee an amount equal to the sum of (A) six (6) months of his or her monthly base salary (at the higher of (x) the rate in effect on the date hereof or (y) the rate in effect immediately prior to the Qualifying Termination), plus (B) fifty percent (50%) of the Employee’s annual target bonus for 2015, plus (C) the premiums required to continue the Employee’s group health care coverage for a period of six (6) months following the Employee’s Qualifying Termination under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) for the Employee and the Employee’s eligible dependents at the same level and for the same eligible dependents covered as of the Employee’s Qualifying Termination, which will be “grossed up” to cover taxes. If the Employee chooses and is eligible to continue the Employee’s health coverage through COBRA, the Employee is solely responsible for timely election of COBRA continuing coverage and for making all COBRA premium payments (subsections (A), (B) and (C), collectively, the “Severance”). The Employee will receive the Severance in a cash lump-sum which will be made on the thirtieth (30th) day following the Qualifying Termination, provided that the following have already occurred:
(1)    the Company’s receipt of the Employee’s executed General Release (as described in Section 2(b)); and
(2)    the expiration of any rescission period applicable to the Employee’s executed General Release.

(ii)    Equity. In the event of the Employee’s Qualifying Termination, and provided the Employee satisfies both the conditions set forth in Section 2(a)(i)(1) and Section 2(a)(i)(2) above, then, each of the Employee’s then outstanding unvested Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria (with respect to which applicable performance goals will be deemed achieved at 100% of target), shall accelerate and become vested and exercisable with respect to that number of unvested shares subject thereto that would have vested as of the twelve (12) month anniversary of the Employee’s Qualifying Termination (such accelerated vesting, the “Acceleration”). The Acceleration shall be effective as of the date of the Qualifying Termination.
(b)    General Release. Any other provision of this Agreement notwithstanding, Section 2(a) above shall not apply unless the Employee has executed a general release, substantially in the form attached hereto as Exhibit A (the “General Release”), and such General Release has become effective following expiration of any rescission period applicable to the Employee’s executed General Release, pursuant to which the Employee agrees (i) to the release of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and (ii) not to prosecute any legal action or other proceeding based upon any of such claims. The Employee must execute and return the General Release within the time period specified in the form.
(c)    Accrued Compensation and Benefits. In connection with any termination of employment (whether or not a Qualifying Termination or a Separation) prior to, upon or following a Qualifying Change in Effective Control, the Company shall pay the Employee’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by the Employee prior to the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, the Employee shall be entitled to any other vested benefits earned by the Employee for the period through and including the termination date of the Employee’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Employee is entitled shall be paid to the Employee in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2 ½) months after the end of the taxable year of the Employee in which the termination occurs. Any Accrued Benefits to which the Employee is entitled shall be paid to the Employee as provided in the relevant plans and arrangement.
3.    NON-DISPARAGEMENT.
The Employee agrees that he or she shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees. The Company agrees that its officers and members of the Board (current and future) shall not in any way or by any means disparage the Employee. The foregoing provisions of this Section 3 shall not prevent truthful testimony in legal or governmental proceedings, truthful submissions to governmental agencies, normal competitive type statements, statements to the Employee’s or the Company’s (as applicable) accountants, attorneys, auditors, and insurers, or, in the Employee’s case, statements to his or her spouse or partner.
4.    DEFINITIONS.
(a)    “Board” means the Company’s Board of Directors.
(b)    “Change in Effective Control” means that a majority of members of the Company’s Board is replaced after the date hereof by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election, which qualifies as a change in effective control under U.S. Treasury Regulation 1.409A-3(i)(5)(vi)(2).
(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Employee, including but not limited to stock bonus awards, restricted stock, restricted stock units (“RSUs”) or stock appreciation rights.
(e)    “Good Reason” means the occurrence of any of the following, in each case taken without the Employee’s written consent: (i) a material breach of the provisions of this Agreement by the Company or any successor thereto; (ii) a material reduction of the Employee’s duties, authority or responsibilities, it being understood that a reduction in the Employee’s responsibilities or authority shall not constitute Good Reason if there is no demotion in the Employee’s title or position or reduction of the scope of the Employee’s duties within the Company; (iii) a material reduction in the Employee’s base salary or target bonus and for purposes hereof, “material” means a reduction greater than 10%; or (iv) the relocation of the Company’s principal place of business to a location that is outside a 50 mile radius of the Company’s principal place of business as of the Effective Date. Notwithstanding the foregoing, the Employee cannot terminate his or her employment for Good Reason unless the Employee (A) has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) calendar days of the initial existence of such grounds, (B) the Company has failed to cure such circumstances within thirty (30) calendar days after receipt of such notice, and (C) the Employee resigns his or her employment within thirty (30) calendar days of such 30-day cure period; provided, however, that, (x) if Employee delivers written notice pursuant to subsection (A) hereof within the six (6) month period following a Qualifying Change in Effective Control, and subsections (B) and (C) hereof both occur, then such resignation of employment shall be deemed a resignation for “Good Reason” and (y) if such resignation of employment qualifies as a Separation, then such Separation shall be deemed a “Qualifying Termination” even if such Separation occurs after the end of the six (6) month period following a Qualifying Change in Effective Control.
(f)    “Qualifying Termination” means a Separation (i) resulting from (A) a termination by the Company of the Employee’s employment for any reason or for no reason (including disability), (B) a voluntary resignation by the Employee of his or her employment for Good Reason, or (C) Employee’s death, and (ii) occurring within the six (6) month period following a Qualifying Change in Effective Control.
(g)    “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
5.    SUCCESSORS.
(a)    Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)    Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.    GOLDEN PARACHUTE TAXES.
(a)    Best After-Tax Result. In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 6(b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Employee, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Employee (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required under this Section 6(a), Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Employee pays all taxes at the highest marginal rate. The Company and Employee shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 6(a)(ii)(B) above applies, then based on the information provided to Employee and the Company by Independent Tax Counsel, Employee may, in Employee’s sole discretion and within thirty (30) days of the date on which Employee is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Employee shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Employee equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 6(b) hereof shall apply, and the enforcement of Section 6(b) shall be the exclusive remedy to the Company.
(b)    Adjustments. If, notwithstanding any reduction described in Section 6(a) hereof (or in the absence of any such reduction), the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of one or more Payments, then Employee shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Employee’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Employee from the Payments. If the Excise Tax is not eliminated pursuant to this Section 6(b), Employee shall pay the Excise Tax.
7.    MISCELLANEOUS PROVISIONS.

(a)    Section 409A. Any termination of Employee’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) as a “short-term deferral”. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Policy is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
(b)    Other Severance Arrangements. This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements on or following any change in control under any prior option agreement, restricted stock unit agreement, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Employee, including change in control severance arrangements pursuant to an employment agreement or offer letter, and Employee hereby waives Employee’s rights to such other benefits. Notwithstanding the forgoing, this Agreement does not supersede, and the Employee does not waive, any right to vesting acceleration set forth under the Company’s 2014 Equity Incentive Plan, pursuant to the terms and conditions thereunder. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company.
(c)    Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Employee and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in King County, Washington, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.
(d)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)    No Retention Rights. Nothing in this Agreement shall confer upon the Employee any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Employee, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason or no reason.
(i)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington (other than their choice-of-law provisions).
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Severance and Change in Effective Control Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ACUCELA INC.
________________________________
[Name]	By:	Brian Thomas O’Callaghan
	Title:	Chief Executive Officer

Exhibit A

Acucela Inc.
Confidential Separation Agreement
and General Release of All Claims

This Confidential Separation Agreement and General Release of All Claims (this “Agreement”) is entered into between                      (“Employee”) and Acucela Inc. (the “Company”) (collectively, “the parties”).
WHEREAS, the Company and Employee previously entered into a Severance and Change in Effective Control Agreement dated March 24, 2015 (the “Severance Agreement”);
WHEREAS, on             , 201    , Employee’s employment relationship with the Company terminated; and
WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment by the Company and the termination thereof;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Agreement.

1.Separation Date:             , 201     is Employee’s last day of employment with the Company (the “Separation Date”).
2.Acknowledgment of Payment of Wages: On the next regular payroll date, the Company will provide Employee a final paycheck for all wages, salary, bonuses, accrued unused PTO, and any similar payments that may be due Employee from Company as of the Separation Date. Employee has submitted all reimbursable expenses, and the Company has reimbursed or will reimburse Employee’s reasonable expenses in the normal course. By signing below, Employee acknowledges that Company does not owe Employee any other amounts.
3.Separation Compensation: In exchange for Employee’s agreement to the general release and waiver of claims and covenant not to sue set forth below and Employee’s other promises herein, the Company agrees to provide Employee with the Severance and Acceleration, as set forth in, the Severance Agreement.
a.Severance: Provided that Employee has accepted and signed this Agreement and has not revoked this Agreement within the seven (7) day revocation period set forth in Paragraph 18 of this Agreement, the Company will pay the Severance, less applicable state and federal payroll deductions, in a cash lump-sum on the thirtieth (30th) day following Employee’s Separation Date.
By signing below, Employee acknowledges that Employee is receiving the Severance and Acceleration in consideration for waiving Employee’s rights and claims referred to in this Agreement, and that Employee would not otherwise be entitled to the Severance and Acceleration.
4.Return of Company Property: Employee hereby warrants to the Company that Employee has returned to the Company all property or data of the Company of any type whatsoever that has been in Employee’s possession or control.

5.Confidential Information: Employee hereby acknowledges that Employee is bound by the attached Nondisclosure, Invention Assignment, Noncompetition and Non-solicitation Agreement (Exhibit A hereto), and that as a result of Employee’s employment with the Company, Employee has had access to the Company’s confidential information (as defined in the agreement), that Employee will hold all confidential information in strictest confidence and that Employee will not make use of such confidential information on behalf of anyone. Employee further confirms that Employee has delivered to the Company all documents and data of any nature containing or pertaining to such confidential information and that Employee has not taken with Employee any such documents or data or any reproduction thereof.
6.Stock Options: Employee holds certain options to purchase shares of Company common stock (the “Options”) granted under the Company’s 2014 Equity Incentive Plan (the “Plan”). Because Employee’s employment is terminating on the Separation Date, none of the unvested Options, as determined following application of the Acceleration, or any other acceleration set forth under the Plan, can ever vest. Employee’s rights concerning the Options will continue to be governed by the governing stock option agreements and the Plan. As set forth under the governing stock option agreements and the Plan, Employee will have a certain period of time following the Separation Date to exercise the vested Options. After this date, Employee will no longer have a right to exercise the Options as to any shares.
7.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Employee may be entitled by virtue of Employee’s employment with the Company or Employee’s separation from the Company. To the fullest extent permitted by law, Employee hereby releases and waives any other claims Employee may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Employee’s employment or Employee’s separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Washington Law Against Discrimination and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.Employee acknowledges that Employee is aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. Employee, with knowledge of this principle, agrees to expressly waive any rights Employee may have to that effect.
c.Employee and the Company do not intend to release claims as an officer or director of the Company, with respect to any rights available to Employee in capacity as an officer or director of the Company under the indemnification provisions contained in the certificate of incorporation and the bylaws or equivalent organizational documents of the Company, each as amended, or in any indemnification agreement between the Company and such officer or director.

d.Employee and the Company do not intend to release claims that Employee may not release as a matter of law or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
8.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.Nothing in this paragraph shall prohibit Employee from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict the Employee’s ability to file such administrative complaints. However, Employee understands and agrees that, by entering into this Agreement, Employee is releasing any and all individual claims for relief, and that any and all subsequent disputes between Employee and the Company shall be resolved through arbitration as provided below.
c.Nothing in this paragraph shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
9.Mutual Nondisparagement: Employee agrees not to disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company’s Board of Directors, the Company’s chief executive officer and the direct reports of the Company’s chief executive officer, in each case both current and future, will not disparage Employee with any written or oral statement. Nothing in this paragraph shall prevent truthful testimony in legal or governmental proceedings, truthful submissions to governmental agencies, normal competitive type statements, statements to the Employee’s or the Company’s (as applicable) accountants, attorneys, auditors, and insurers, or, in the Employee’s case, statements to his or her spouse or partner.
10.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in King County, Washington through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
11.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
12.Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by Employee and may not be disclosed except to Employee’s immediate family,

accountant or attorneys or pursuant to subpoena or court order. Employee agrees that if Employee is asked for information concerning this Agreement, Employee will state only that Employee and the Company reached an amicable resolution of any disputes concerning Employee’s separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
13.No Admission of Liability: This Agreement is not and shall not be construed or contended by Employee to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Washington Rule of Evidence 408 and/or any other state or federal provisions of similar effect.
14.Complete and Voluntary Agreement: This Agreement, together with Exhibit A hereto, the Severance Agreement and the stock option agreements, constitute the entire agreement between Employee and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. Employee acknowledges that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Employee to execute the Agreement, and Employee acknowledges that Employee has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and is executing this Agreement voluntarily, free of any duress or coercion.
15.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
16.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
17.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.
18.Review of Separation Agreement: Employee understands that Employee may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirms that Employee was advised to consult with an attorney prior to signing this Agreement. Employee also understands Employee may revoke this Agreement within seven (7) days of signing this document and that the Severance and Acceleration to be provided to Employee pursuant to the Severance Agreement, as noted in Paragraph 3, will be provided only if Employee does not revoke this Agreement prior to the end of that seven (7) day revocation period.
19.Effective Date: This Agreement is effective on the eighth (8th) day after Employee signs it and without revocation.

Dated:____________________            ________________________________
For Acucela Inc.

Dated:____________________            ________________________________
Employee

EXHIBIT A

Nondisclosure, Invention Assignment, Noncompetition and Non-solicitation Agreement